Exhibit 99.1

Quotient Limited Reports Senior Note Issuance and Warrant Cash Inflows and updates on MosaiQ Development and First Quarter Fiscal 2019 Financial Results

•	$48.8 million of proceeds from warrant exercises received through July 31
•	$36 million of additional senior notes issued and funded in June
•	Initial SDS microarray verification and validation started
•	Record reagent revenues recorded during the quarter

JERSEY, Channel Islands, August 6, 2018 (GLOBENEWSWIRE) -- Quotient Limited (NASDAQ: QTNT) (Quotient or the Company), a commercial-stage diagnostics company, today reported incremental cash inflows from the issuance of additional senior notes and the exercise of warrants sold in connection with its October 2017 private placement. In addition the Company provided an update on the status of the initial Serological Disease Screening (SDS) microarray development and the financial results for its fiscal first quarter ended June 30, 2018.

“I am pleased to report on the updated funding status of the company following our recent senior note issuance and warrant exercises. We believe these two funding events position us well from a financial perspective to continue to pursue our stated development goals for MosaiQ which include the field trial for our initial SDS microarray”, commented Franz Walt, Quotient’s Chief Executive Officer. Mr Walt added, “An important milestone on this journey is the recent commencement of our formal Verification and Validation study, for the initial SDS microarray. We expect this study to provide data supporting our belief that MosaiQ can bring the advantages of microarray multiplexing to the large infectious disease diagnostics market. Our revised approach to the achievement of more narrowly focused development goals is yielding results, and we continue to report strong top line growth in our core liquid reagents business”

MosaiQ Platform

MosaiQ, Quotient's next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and disease screening results, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified testing platform for transfusion diagnostics. Feasibility has also been demonstrated with respect to the detection of nucleic acids (DNA or RNA) using the MosaiQ platform. Through MosaiQ, Quotient expects to deliver substantial value to donor testing laboratories worldwide by providing affordable, routine comprehensive characterization and screening of blood products, on a single automated instrument platform designed to radically reduce labor costs and complexity associated with existing practice.

Quotient Reconfirms the Following Regulatory and Commercial Milestones

•

European Regulatory Approval – Quotient continues to expect to file for European regulatory approvals for its initial MosaiQ IH microarray in the second half of calendar 2018 and for the initial Serological Disease Screening (SDS) microarray in the first half of calendar 2019

•	European Commercialization – Quotient has already received invitations to participate in tenders once MosaiQ has obtained European approval for the initial IH microarray
•	IH Microarray Ongoing Development – Quotient continues to plan for the expansion of the IH antigen testing menu during the second half of calendar 2018
•	U.S. Field Trials – Quotient expect to commence U.S. field trials with the expanded antigen testing menu in the first half of calendar 2019
•	U.S. Regulatory Approval – Quotient expects to file for U.S. and European regulatory approval for the expanded IH microarray in the second half of calendar 2019

Fiscal First Quarter 2019 Financial Results

“The conventional reagent business recognized record product sales of $7.9 million in the first quarter, while also having another new reagent product licensed for sale in the U.S. by the FDA,” said Franz Walt. Mr Walt added, “Strong top line performance was driven by 24% growth in sales to OEM customers, while direct product sales grew 33%. In the quarter, gross margin was adversely impacted by incremental production related costs of approximately $800,000. These costs resulted from temporarily operating two manufacturing plants during the transition to our newly completed liquid reagent manufacturing facility. This transfer is expected to be completed before the end of this fiscal year. Milestone payments earned from the approval for sale in the U.S. of certain rare antisera reagents developed for a key OEM customer contributed $600,000 of other revenues in the first quarter of last fiscal year.”

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter Ended
	June 30,
	2018	2017
Revenue:
Product sales —OEM Customers	$5,647	$4,561
Product sales — direct customers and distributors	2,217	1,665
Other revenues	19	600
Total revenue	$7,883	$6,826

Product sales from standing orders (%)	65%	79%

Gross profit	$3,818	$3,994
Gross profit as a % of total revenue	48.4%	58.5%
Gross margin on product sales (%)	48.3%	54.5%
Operating (loss)	$(18,538)	$(16,906)

Capital expenditures totaled $1.4 million in the quarter ended June 30, 2018 (1QFY19), compared with $5.4 million in the quarter ended June 30, 2017 (1QFY18), largely reflecting in the current quarter payments related to the finalization of the construction of our new conventional reagent manufacturing facility.

Quotient ended 1QFY19 with $41.3 million in cash and other short-term investments and $112.8 million of debt, net of $7.2 million in an offsetting long-term cash reserve account. The quarter end cash balance includes $2.2 million of proceeds from the exercise of 375,000 warrants which occurred prior to the end of the quarter.

Financing Events

On June 29, 2018, the Company completed the second and final closing of its offering of 12% Senior Secured Notes due 2023 (the Notes), issuing an additional $36 million aggregate principal amount of the Notes. The net proceeds from the second and final closing were approximately $34.8 million, after deducting the expenses payable by the Company in connection with the second closing. The Company plans to use the net proceeds for, among other things, general corporate purposes. The Company issued the initial $84.0 million aggregate principal amount of the Notes on October 14, 2016. Purchasers of the notes also received in the aggregate the right to a 2% royalty on MosaiQ sales  in the donor testing market in the United States and the European Union.

In addition, the Company raised $48.8 million from the issuance of 8,414,683 ordinary shares as a result of the exercise of the warrants sold in conjunction with the sale of stock in a private placement in October 2017.

Outlook for the Fiscal Year Ending March 31, 2019

•

Product revenue is still expected to be in the range of $25 to $26 million for the full fiscal year. Other revenue (product development fees) of approximately $1.5 million are also expected. Forecasted other revenue assumes the receipt of milestone payments contingent upon achievement of regulatory approval for certain products under development. The receipt of these milestone payments involves risks and uncertainties.

•

Operating loss, reflecting incremental investments in our development priorities, is now expected to be in the range of $60 to $70 million including approximately $15 million of non-cash expenses such as depreciation, amortization and stock compensation.

•	Capital expenditures are now expected to be in the range of $5 to $8 million.

Product sales in the second quarter of fiscal 2019 are expected to be in the range of $5.7 to $6.0 million, compared with $5.9 million for the second quarter of fiscal 2018.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Tuesday, August 7th at 8:30 a.m. Eastern Time to discuss its first quarter fiscal 2019 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through August 14th by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13681929.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the application of MosaiQ to infectious disease diagnostics), current estimates of second quarter and full year fiscal 2019 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop, Chief Financial Officer – chris.lindop@quotientbd.com; +41 22 545 52 26

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	June 30,
	2018	2017
Revenue:
Product sales	$7,864	$6,226
Other revenues	19	600
Total revenue	7,883	6,826
Cost of revenue	4,065	2,832
Gross profit	3,818	3,994
Operating expenses:
Sales and marketing	2,281	1,682
Research and development, net	12,570	12,673
General and administrative expense	7,505	6,545
Total operating expense	22,356	20,900
Operating loss	(18,538)	(16,906)
Other income (expense)
Interest expense, net	(3,116)	(4,210)
Other, net	(3,512)	880
Other expense, net	(6,628)	(3,330)
Loss before income taxes	(25,166)	(20,236)
Provision for income taxes	(11)	—
Net loss	$(25,177)	$(20,236)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(332)	$345
Unrealized gain on short-term investments	26	38
Foreign currency gain (loss)	357	1,815
Provision for pension benefit obligation	36	43
Other comprehensive income (loss)	87	2,241
Comprehensive loss	$(25,090)	$(17,995)
Net loss available to ordinary shareholders - basic and diluted	$(25,177)	$(20,236)
Loss per share - basic and diluted	$(0.55)	$(0.55)
Weighted-average shares outstanding - basic and diluted	45,796,533	36,767,544

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$35,629	$20,165
Short-term investments	5,695	5,669
Trade accounts receivable, net	2,879	2,862
Inventories	15,597	16,278
Prepaid expenses and other current assets	3,296	7,065
Total current assets	63,096	52,039
Cash reserve account	7,200	5,040
Property and equipment, net	54,343	60,156
Intangible assets, net	836	914
Deferred income taxes	638	649
Other non-current assets	4,753	5,043
Total assets	$130,866	$123,841
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$5,374	$5,441
Accrued compensation and benefits	6,128	5,312
Accrued expenses and other current liabilities	7,911	15,340
Current portion of long-term debt	9,600	—
Current portion of deferred lease rental benefit	439	443
Capital lease obligation	493	515
Total current liabilities	29,945	27,051
Long-term debt	110,541	85,063
Deferred lease rental benefit, less current portion	708	443
Capital lease obligation, less current portion	1,213	1,422
Defined benefit pension plan obligation	6,051	6,168
7% Cumulative redeemable preference shares	18,587	18,325
Total liabilities	167,045	138,472
Total shareholders' deficit	(36,179)	(14,631)
Total liabilities and shareholders' deficit	$130,866	$123,841

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
	Quarter ended June 30,
	2018	2017
OPERATING ACTIVITIES:
Net loss	$(25,177)	$(20,236)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,333	2,464
Share-based compensation	1,347	1,285
Amortization of deferred lease rental benefit	(108)	(109)
Swiss pension obligation	155	172
Amortization of deferred debt issue costs	291	1,446
Accrued preference share dividends	263	263
Deferred income taxes	11	—
Net change in assets and liabilities:
Trade accounts receivable, net	(141)	(170)
Inventories	(28)	(608)
Accounts payable and accrued liabilities	(5,401)	(2,005)
Accrued compensation and benefits	1,057	(837)
Other assets	3,280	(811)
Net cash used in operating activities	(21,118)	(19,146)
INVESTING ACTIVITIES:
Increase in short-term investments	—	(43,000)
Realization of short-term investments	—	31,434
Purchase of property and equipment	(1,428)	(5,436)
Purchase of intangible assets	—	(6)
Net cash used in investing activities	(1,428)	(17,008)
FINANCING ACTIVITIES:
Repayment of finance leases	(116)	(29)
Proceeds from drawdown of new debt	36,000	—
Issue costs of new debt	(1,213)	—
Proceeds from issuance of ordinary shares and warrants	2,195	45,273
Net cash generated from financing activities	36,866	45,244
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	3,304	(836)
Change in cash, cash equivalents and restricted cash	17,624	8,254
Beginning cash, cash equivalents and restricted cash	25,205	9,794
Ending cash, cash equivalents and restricted cash	$42,829	$18,048
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$5,069	$5,068
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$35,629	$13,008
Restricted cash	7,200	5,040
Total cash, cash equivalents and restricted cash	$42,829	$18,048